Exhibit 35.1
  ALLY BANK
200 West Civic Center Drive
Sandy, Utah 84070

As of December 31, 2022

U.S. Bank National Association	BNY Mellon Trust of Delaware
As Indenture Trustee	As Owner Trustee
Attn: Matthew M. Smith	Attn: Corporate Trust Office
Edward Przybycien	Kristine Gullo
190 South LaSalle Street, 7th Floor	301 Bellevue Parkway, 3rd Floor
Chicago, IL 60603	Wilmington, DE 19809

Copy To:

BNY Mellon Trust Company, National Association	Ally Auto Assets LLC
Attn: Structured Finance Services	Ally Bank
Shylock Baloyi	Attn: Elliot Kahan
2 North LaSalle Street, Suite 700	601 S. Tryon Street
Chicago, IL 60602	Charlotte, North Carolina 28202

Re:	Ally Auto Receivables Trust 2022-2
Annual Statement as to Compliance

Ladies and Gentlemen:

Reference is made to Section 4.01 of the Servicing Agreement (the “Servicing Agreement”) dated as of October 12, 2022 between Ally Bank, Ally Auto Assets LLC, and Ally Auto Receivables Trust 2022-2.

The undersigned does hereby certify that:

a.	A review of the activities of the Servicer during the period of October 12, 2022 through December 31, 2022, and of its performance under the Servicing Agreement has been made under his supervision, and

b.	To the best of his knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

Very truly yours,

/s/ David J. DeBrunner
David J. DeBrunner
Vice President, Controller & Chief Accounting Officer